For Immediate Release
August 1, 2017

Cummins Announces Second Quarter Results; Raises Outlook for 2017

•	Second quarter revenues of $5.1 billion, GAAP[1] Net Income of $424 million

•	EBIT of 12.2 percent of sales, Diluted EPS of $2.53

•	The company expects stronger sales growth with full year 2017 revenues to be up 9 to 11 percent, compared to prior guidance of up 4 to 7 percent

•	EBIT expected to be in the range of 11.75 to 12.5 percent, unchanged from prior guidance

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the second quarter of 2017.

Second quarter revenues of $5.1 billion increased 12 percent from the same quarter in 2016. Higher demand for trucks and construction equipment in North America and China, and stronger sales to mining, and oil & gas customers were the main drivers of revenue growth. Currency negatively impacted revenues by approximately 1 percent compared to last year, primarily due to the appreciation of the US dollar. Revenues in North America increased 13 percent and international sales grew 11 percent due to strong demand in China and India.

Net income attributable to Cummins in the second quarter was $424 million ($2.53 per diluted share), compared to $406 million ($2.40 per diluted share) in the same quarter a year ago. The tax rate in the second quarter of 2017 was 26.4 percent.

Earnings before interest and taxes (EBIT) was $620 million, or 12.2 percent of sales, compared to $591 million or 13.1 percent of sales a year ago.

“We delivered strong revenue growth in all four operating segments in the second quarter due to improving conditions in a number of important markets where we also have leading share. Earnings increased due to solid operational performance, partially offset by higher warranty costs that resulted in second quarter EBIT that was below our expectations” said Chairman and CEO Tom Linebarger. “As a result of stronger than expected orders in truck and construction markets in North America and China, and improving demand from global mining customers we have raised our 2017 full year outlook.”

Through the end of the second quarter, the Company has returned $463 million to shareholders in the form of dividends and share repurchase and recently raised its quarterly cash dividend by 5.4 percent. Cummins plans to return 50 percent of its Operating Cash Flow to shareholders in 2017.

The Company continues to execute its strategy to be the leading global powertrain supplier.  Cummins and power management company Eaton (NYSE:ETN) have successfully completed the formation of the Eaton Cummins Automated Transmission Technologies joint venture that was announced on April 10,

2017. Cummins and Eaton each own 50 percent of the global joint venture which will design, manufacture, sell and support all future medium-duty and heavy-duty automated transmissions for the commercial vehicle market.  Eaton’s current medium-duty automated transmission, Procision®, and next generation heavy-duty automated transmissions, will be part of the business which will also market, sell, and support Eaton’s current generation of automated heavy-duty transmissions to OEM customers in North America.  Today marks the first day of operations for the joint venture and the financial results will be consolidated within Cummins’ Components Segment. We are still in the process of completing the purchase accounting associated with our investment in this new venture, as required by GAAP1, but we do not currently expect the joint venture to have a material impact on Cummins’ financial results in 2017.

Based on the current forecast, Cummins expects full year 2017 revenues to be up 9 to 11 percent, higher than the prior forecast of up 4 to 7 percent. EBIT is expected to be in the range of 11.75 to 12.5 percent of sales, unchanged from prior guidance. This forecast excludes the impact of our new Eaton Cummins Automated Transmission Technologies joint venture.

Other recent highlights:

•	Cummins announced the election of two new members to its Board of Directors - Karen Quintos, Chief Customer Officer, Dell Technologies and Rich Freeland, Cummins President and Chief Operating Officer

•
DiversityInc named Cummins one of the Top 50 Companies for Diversity for the eleventh consecutive year. Cummins ranked No. 21 on the 2017 annual list, which included more than 1,000 participating companies

Second quarter 2017 detail (all comparisons to same period in 2016)

Engine Segment

•	Sales - $2.3 billion, up 15 percent.

•	Segment EBIT - $277 million, or 12 percent of sales, compared to 206 million or 10.3 percent of sales a year ago

•	On-highway revenues increased by 14 percent, and off-highway revenues increased 20 percent primarily due to increased demand in global truck and construction markets
Distribution Segment

•	Sales - $1.7 billion, up 12 percent

•	Segment EBIT - $96 million, or 5.6 percent of sales, compared to $87 million or 5.6 percent of sales

•	Organic sales increased 7 percent and revenue from the acquisition completed in the fourth quarter of 2016 added 6 percent with a negative foreign currency impact of 1 percent

Components Segment

•	Sales - $1.5 billion, up 14 percent.

•	Segment EBIT - $190 million , or 13.1 percent of sales, compared to $190 million or 14.9 percent of sales

•	EBIT in the second quarter of 2017 reflects a $26 million unfavorable change in estimate of warranty liability

•	International revenue increased 25 percent, primarily due to China and India, in addition to a 6 percent sales increase in North America due to higher heavy and medium-duty truck production
Power Systems Segment

•	Sales - $1.0 billion, up 10 percent

•	Segment EBIT - $61 million, or 6 percent of sales, compared to $90 million, or 9.8 percent of sales

•	EBIT in the second quarter of 2017 reflects a $31 million accrual for the estimated costs of a quality campaign

•	Increased demand in mining and oil & gas markets was the primary driver of revenue growth

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2017. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2016 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information

Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

Contact:
Carole Casto
Vice President - Marketing and Communications
(317) 610-2480
carole.casto@cummins.com